UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2017

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10730

Maryland	38-4006444
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6340 South 3000 East, Suite 500, Salt Lake City, Utah	84121
(Address of principal executive offices)	(ZIP Code)

(801) 278-0700

(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in our Offering;
•	changes in economic conditions generally and the real estate and securities markets specifically;
•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;
•	risks associated with the development and construction of real estate, including the cost of construction delays and cost overruns;
•	failure of acquisitions and development projects to yield anticipated results;
•	the timing and cost of completion of apartment communities under construction or development;
•	difficulties in identifying properties to complete, and consummating, real estate acquisitions, developments, joint ventures and dispositions;
•	our failure to successfully operate developed properties and operations;
•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;
•	defaults on or non-renewal of leases by tenants;
•	increased interest rates and operating costs;
•	our failure to obtain necessary outside financing;
•	decreased rental rates or increased vacancy rates;
•	exposure to liability relating to environmental and health and safety matters;
•	changes in real estate and zoning laws and increases in real property tax rates;
•	whether we determine to elect to be taxed as a REIT or to be taxed as a regular C corporation and, if we elect to be taxed as a REIT, our failure to maintain our status as a REIT;
•	failure of acquisitions to yield anticipated results;
•	our level of debt and the terms and limitations imposed on us by our debt agreements;
•	expected rates of return provided to investors;
•	our ability to retain our executive officers and other key personnel;
•	expected rates of return provided to investors;
•	the ability of our sponsor and its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;
•	legislative or regulatory changes impacting our business or our assets;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our sponsor;
•	our ability to access sources of liquidity when we have the need to fund redemptions of common shares in excess of the proceeds from the sales of our common shares in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;

•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, the Investment Company Act and other laws; and
•	changes to generally accepted accounting principles, or GAAP.

  Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Cottonwood Multifamily Opportunity Fund, Inc.

ANNUAL REPORT ON FORM 1-K

For the Year Ended December 31, 2017

Item 1.       Business

The Company

Cottonwood Multifamily Opportunity Fund, Inc. is Maryland corporation formed on May 31, 2016 to (i) invest directly or indirectly in multifamily construction and development projects located throughout the United States; and/or (ii) make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects. The use of the terms the “Company”, “we”, “us”, or “our” in this annual report refer to Cottonwood Multifamily Opportunity Fund, Inc., unless the context indicates otherwise.

Cottonwood Capital Property Management II, LLC is our sponsor and referred to as our property manager and asset manager. Our sponsor is a subsidiary of Cottonwood Residential O.P., LP and has experience in operating multifamily construction and development projects. Cottonwood Residential, Inc. is the sole general partner of Cottonwood Residential O.P., LP, its operating partnership, and makes all decisions on behalf of Cottonwood Residential O.P., LP.

We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. We have three members on our board of directors, all of which are currently on the board of directors and are officers of Cottonwood Residential, Inc. As a result, we do not have independent management. Our board of directors are classified into three classes. Each class of directors will be elected for successive terms ending at the annual meeting of the shareholders the third year after election and until his or her successor is elected and qualified. The board of directors will have the right, with input from our investment committee, to make decisions regarding investments by our operating partnership. We do not have an outside advisor, and we do not plan to engage an advisor.

We are offering up to $50,000,000 in shares of common stock in this offering for $10.00 per share (the “Offering”). The managing broker-dealer, Orchard Securities, LLC, is not required to sell any specific number or dollar amount of shares. The shares will be offered by our managing broker-dealer on an “all-or-nothing minimum, best-efforts maximum” basis. The minimum permitted purchase is $10,000 (based on 1,000 shares of our common stock at the initial offering price). See Item 2  - “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview” for more information concerning the current status of the Offering.

We may, in our board of directors' sole discretion, elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ended December 31, 2017 or a subsequent taxable year, but we are not required to do so.

Investment Strategy

Our strategy is to (i) invest directly or indirectly in multifamily construction and development projects and multifamily development-related assets located throughout the United States; and/or (ii) make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects. Specifically, we may enter into joint ventures with established developers and/or operators, including Affiliated Developers, to develop, own, operate, finance and manage multifamily construction and development projects and multifamily development-related assets located throughout the United States. We intend to refinance the stabilized multifamily construction and development projects that result from such projects with a permanent loan approximately one to two years after stabilization.

We intend to do all of our investing through our operating partnership and anticipate that all or substantially all of our investments will be made through our joint ventures with Cottonwood Residential O.P., LP, which we refer to as the Cottonwood Joint Ventures, which may in turn enter into joint ventures with third party developers or a developer affiliated with our sponsor (an “Affiliated Developer”), which we refer to as the development joint ventures. Cottonwood Residential O.P., LP generally will own at least a 10% interest in each joint venture, but its ownership may vary on a joint venture by joint venture basis in its sole discretion. In the event that Cottonwood Residential O.P., LP declines to participate in an investment that our board of directors has approved, we may invest in the development joint venture directly.

In connection with any development joint venture, we intend to partner with a broad network of best-in-class operators, joint venture partners and property and construction management teams who can provide a competitive edge for deal sourcing, efficient management and local market knowledge. We intend to partner with established builders, developers and operators who understand the complexities of multifamily development and have specialized experience in site selection, architecture and design, zoning and planning approvals, construction management and tenant build-out. This roster of partners can help improve strategy execution and mitigate risk. Working in partnership with our development joint venture partners, we intend to take advantage of our understanding of pricing and market dynamics gained through our experience as an active investor in Class A multifamily construction and development projects. This focused market and sector knowledge should enable us to understand and execute quickly and capably on exit or recapitalization opportunities.

1

We anticipate that our ultimate portfolio will be comprised primarily of (i) Class A multifamily construction and development projects and/or (ii) mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects.

We will seek to develop and actively manage income-producing properties, with the objective of providing a stable and secure source of income for our stockholders and maximizing potential returns upon disposition of our assets through capital appreciation. We will primarily target projects that are located in major metropolitan areas in the western, southwestern and southeastern regions of the United States that have, in the opinion of the board of directors, attractive investment dynamics for developers and property owners. During the lease-up period and/or after stabilization, we, or the Cottonwood Joint Ventures, may engage our sponsor to manage our multifamily construction and development projects and provide leasing and other related services. Alternatively, a third-party developer or an Affiliated Developer may manage the multifamily construction and development projects and provide leasing and other related services. We generally view these communities as long term opportunities and expect to hold them over the term of the fund, but we will be opportunistic in determining when to sell such community.

We may also make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects. We anticipate that the mezzanine loans may have no security, may be directly or indirectly secured by the applicable multifamily construction and development project or may be structured so that we or the Cottonwood Joint Ventures have the right to foreclose on the ownership interests in the entity to which we are making the mezzanine loan. We anticipate that we will not have significant voting rights with respect to an entity in which we make a preferred equity investment and will have payment positions similar to subordinated debt.

Investment Objectives

Our investment objectives are to:

•	preserve, protect and return invested capital;
•	pay cash distributions to stockholders from our investments or upon stabilization of our properties; and
•	realize capital appreciation in the value of our investments over the long term.

Our board of directors may revise our investment policies without the approval of our shareholders.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular here, which may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Item 2.       Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Cottonwood Multifamily Opportunity Fund, Inc. is a Maryland corporation formed to primarily (i) invest directly or indirectly in multifamily construction and development projects located throughout the United States; and/or (ii) make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects.

Pursuant to our Offering, we are offering up to $50,000,000 of our common shares at a price of $10.00 per share. As of April 25, 2018, we have issued approximately $935,000 in shares of Common Stock.

2

Results of Operations

As of December 31, 2017, we have not acquired any real estate investments, begun operations or generated any income. Our assets were comprised solely of $9,997 in cash and we did not incur any liabilities.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Offering to conduct our proposed operations. We will obtain the capital required to invest in multifamily construction and development projects and multifamily development-related assets and conduct our operations from the proceeds of our Offering, from capital provided by our joint venture partners, from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations. As of April 25, 2018, we have raised approximately $935,000 and have not made any investments.

If we are unable to raise more funds than what we currently have, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets and projects in which we invest. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds in our Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of real properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.

As of December 31, 2017, we had no outstanding debt. We may leverage individual assets up to 50% to 70% of the cost of such assets. We may leverage a particular asset in an amount that is greater or lesser than the foregoing, in the board of directors’ sole discretion. However, we expect the debt financing for our entire portfolio to be no more than 70% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). Our charter does not limit us from incurring debt.

We may make an election to be taxed as a REIT under the Code. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and make distributions on a monthly basis. We have not established a minimum distribution level. If we do not elect to be taxed as a REIT, we will not be required to make a minimal level of distributions.

We expect that our board of directors may declare distributions once we begin to generate cash from operations or in anticipation of generating cash from operations from completed multifamily construction and development projects.  We do not intend to pay distributions during the early stages of our existence if we initially acquire multifamily construction and development projects with the proceeds from our Offering. If the majority of our initial assets are construction and development projects and we do pay distributions during the early stage of our existence or from time to time during our operational stage, we expect to declare such distributions in anticipation of cash flow from operations of completed projects or sales of our properties and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we may look to third party borrowings to fund our distributions.

Trends and Key Information Affecting our Performance

We believe that current market dynamics and underlying fundamentals suggest the positive trends in United States multifamily housing will continue. Steady job growth, broadly increasing rentership rates, increasing household formation and aligned demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market support the value proposition for owning multifamily construction and development projects.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

3

Organization and Offering Costs

See Note 2 to our financial statements in “Item 7. Financial Statements” for a discussion on how we treat organization and offering costs.

Recent Developments

None.

Item 3.       Directors and Officers

We operate under the direction of our board of directors. The board of directors is responsible for the management and control of our affairs. The current board members are Daniel Shaeffer, Chad Christensen and Gregg Christensen. The current Chief Executive Officer is Daniel Shaeffer, the current Chairman of the Board and President is Chad Christensen and the current Executive Vice President & General Counsel is Gregg Christensen.

Investment Committee

We have established an investment committee that will be charged with identifying and investigating potential investment opportunities for us. The investment committee will analyze and approve any investment to be made by us. The investment committee has 5 committee members and is comprised of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Paul Fredenberg and Enzio Cassinis. The investment committee may request information from third parties in making its recommendations.

Executive Officers and Directors

The following table shows the names and ages of our current directors and executive officers and the positions held by each individual:

Name (1)	Positions	Age (2)	Term of Office
Daniel Shaeffer	Chief Executive Officer, Director and Investment Committee Member	47	May 2016 to Present (3)
			November 2017 to Present (4)
Chad Christensen	President, Chairman of the Board, Director and Investment Committee Member	45	May 2016 to Present (3)
			November 2017 to Present (4)
Gregg Christensen	Executive Vice President, Secretary, General Counsel, Director and Investment Committee Member	49	May 2016 to Present (3)
			November 2017 to Present (4)
Susan Hallenberg	Chief Financial Officer	50	May 2016 to Present (3)
Paul Fredenberg	Investment Committee Member	41	November 2017 to Present (4)
Enzio Cassinis	Investment Committee Member	40	November 2017 to Present (4)

(1) The address of each director and executive officer listed is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.

(2) As of March 31, 2018.

(3) The current directors and executive officers were appointed on May 31, 2016.

(4) The current investment committee members were appointed on November 14, 2017.

Biographical information regarding our executive officers and directors officers can be found in our offering circular which can be found here.

4

Compensation of Executive Officers

As described above, certain of the executive officers of Cottonwood Residential Operating Partnership OP, L.P. also serve our executive officers.  Each of these individuals receives compensation for his or her services, including services performed for us on behalf of sponsor and its affiliates, from Cottonwood Residential Operating Partnership OP, L.P.  As executive officers of our sponsor, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives.  Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our sponsor, we do not intend to pay any compensation directly to these individuals. More information regarding the compensation of our officers and directors and our sponsor can be found in our offering circular here.

Item 4.       Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of April 28, 2018, for each person or group that holds more than 10% of our common shares, for each executive officer and for the executive officers as a group.  To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regards to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Cottonwood Residential O.P., LP(2)	1,000	*
Daniel Shaeffer	—	—
Chad Christensen	—	—
Gregg Christensen	—	—
Susan Hallenberg	—	—
Paul Fredenberg	—	—
Enzio Cassinis	—	—
All executive officers as a group (7 persons)	1,000	*

*Less than 1% of all shares.

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Cottonwood Residential O.P., LP is managed by its general partner, Cottonwood Residential, Inc. Cottonwood Residential, Inc. is managed by its board of directors, which currently consists of Daniel Shaeffer, Chad Christensen, Gregg Christensen, David Robertson and Lance Graber. The board of directors of Cottonwood Residential, Inc., as the general partner of Cottonwood Residential O.P., LP, will have the voting and investment control of the shares of our common stock held by Cottonwood Residential O.P., LP.

Item 5.      Interest of Management and Others in Certain Transactions

See Note 5 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6.      Other Information

None.

5

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Financial Statements

Year Ended December 31, 2017 and the Period from

May 31, 2016 (Inception) through December 31, 2016

6

Report of Independent Auditors

The Board of Directors and Stockholders

Cottonwood Multifamily Opportunity Fund, Inc.

We have audited the accompanying consolidated financial statements of Cottonwood Multifamily Opportunity Fund, Inc., which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2017 and for the period from May 31, 2016 (inception) through December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cottonwood Multifamily Opportunity Fund, Inc. at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the year ended December 31, 2017 and for the period from May 31, 2016 (inception) through December 31, 2016 in conformity with U.S. generally accepted accounting principles.

\s\ Ernst & Young LLP
Salt Lake City, Utah
April 27, 2018

F-1

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Balance Sheets

	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$9,997	$10,000
Total assets	$9,997	$10,000

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued liabilities	$1,042	$—
Total liabilities	1,042	—

Commitments and contingencies (Note 6)

Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2017 and 2016, respectively.	10	10
Additional paid in capital	9,990	9,990
Accumulated deficit	(1,045)	—
Total equity	8,955	10,000
Total liabilities and stockholders' equity	$9,997	$10,000

See accompanying notes.

F-2

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Statement of Operations

Year Ended December 31,
2017
Entity maintenance expenses	$(1,045)
Net loss	$(1,045)

See accompanying notes.

F-3

Cottonwood Multifamily Opportunity Fund, Inc

Consolidated Statements of Equity

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Equity
Balance at inception (May 31, 2016)	—	$—	$—	$—	$—
Issuance of common stock	1,000	10	9,990	—	10,000
Balance at December 31, 2016	1,000	10	9,990	—	10,000
Net loss	—	—	—	(1,045)	(1,045)
Balance at December 31, 2017	1,000	$10	$9,990	$(1,045)	$8,955

See accompanying notes.

F-4

Cottonwood Multifamily Opportunity Fund, Inc

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016
Operating activities
Net loss	$(1,045)	$—
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	1,042	—
Net cash used in operating activities	(3)	—

Financing activities
Issuance of common stock	—	10,000
Cash provided by financing activities	—	10,000

Net increase (decrease) in cash	(3)	10,000
Cash at beginning of period	10,000	—
Cash at end of period	$9,997	$10,000

See accompanying notes.

F-5

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 1 - Organization and Business

Cottonwood Multifamily Opportunity Fund, Inc. (the “Company) is a Maryland corporation formed on May 31, 2016 to (i) invest in multifamily construction, development projects and multifamily development-related assets located throughout the United Stated through joint ventures with Cottonwood Residential O.P., LP (“CROP”), established developers and operators and/or (ii) make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects. Substantially all our business is conducted through Cottonwood Multifamily Opportunity Fund O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.

A subsidiary of CROP, Cottonwood Capital Property Management II, LLC (our "sponsor”), sponsored our formation and the offering of up to $50 million in shares of common stock at a purchase price of $10.00 per share through a Tier 2 Regulation A plus offering with the SEC ("the Offering"). The SEC qualified the offering on November 27, 2017. Cottonwood Residential, Inc. is the sole general partner of CROP, its operating partnership, and makes all decisions on its behalf. Our sponsor has experience in operating multifamily construction and development projects and is also referred to as our property manager and asset manager.

It is expected that all or substantially all of our investments will be made by the Operating Partnership through joint ventures with CROP (“Cottonwood Joint Ventures”), which may in turn enter into joint ventures with third-party developers or an Affiliated Developer (“Development Joint Ventures”). CROP generally will own at least a 10% interest in each Cottonwood Joint Venture, but its ownership may vary. We may invest in a Development Joint Venture directly if CROP declines to participate. We and CROP will co-manage each Cottonwood Joint Venture and have equal management authority despite unequal capital contributions and distributions.

The Development Joint Ventures will generally be managed by the developer who will oversee the day to day development and management of the project. The Cottonwood Joint Ventures will have the right to approve major decisions affecting the Development Joint Ventures. The terms of each agreement may vary on a joint venture by joint venture basis. Where there is a third-party developer, such developer will own at least a 5% interest in each joint venture. The capital contributions to each Development Joint Venture will initially be made approximately 95% by the Cottonwood Joint Venture and 5% by the developer. Thus the total equity needs of each development project will be provided up to 85.5% us, at least 9.5% by CROP, and at least 5% by the third-party developer. Where an affiliate of CROP serves as the developer, up to 90% of the total equity needs of such development project will be provided by us and at least 10% of the total equity needs will be provided by CROP and/or the Affiliated Developer.

We may also make mezzanine loans to, or preferred equity investments in, entities that have been formed to develop multifamily construction and development projects. We anticipate the mezzanine loans may have no security, may be directly or indirectly secured by the applicable multifamily construction and development project or may be structured so that we or the Cottonwood Joint Ventures have the right to foreclose on the ownership interests in the entity to which the mezzanine loan is made. We anticipate that there will not be significant voting rights with respect to an entity in which we make a preferred equity investment and that we will have payment positions similar to subordinate debt.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Use of Estimates

We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

F-6

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Organization and Offering Costs

Organization costs include all expenses incurred in connection our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the offering, including managing broker-dealer fees and selling commissions. All organization and offering costs are paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. As of December 31, 2017 and 2016, offering costs incurred by the sponsor in connection with our Offering were approximately $460,000 and $20,000, respectively. Organizational costs incurred by the sponsor were not significant.

Cash

We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.

Income Taxes

We may elect to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2018 or a subsequent taxable year, but it is not required to make such an election. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to stockholders. As a REIT, we would generally not be subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders.

If we fail to qualify as a REIT in any taxable year or determines not to elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and, if we had elected to be taxed as a REIT but subsequently fail to qualify as a REIT, we generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders.

Recently Adopted Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements that could have a material effect on our consolidated financial statements:

Standard	Description	Required date of adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2015- 02, Consolidation (Topic 810)	The ASU affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: (i) modify the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, (ii) eliminate the presumption that a general partner should consolidate a limited partnership, (iii) affect the consolidated analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships and (iv) provide a scope exception for certain entities.	January 1, 2017	We adopted this ASU effective January 1, 2017, and there was no material effect on our financial position or results of operations taken as a whole.

Note 3 - Stockholders' Equity

Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.

Voting Common Stock

Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2017 and 2016, 1,000 shares of common stock owned by CROP were the only issued and outstanding shares of the Company.

F-7

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Preferred Stock

The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of December 31, 2017 and 2016.

Distributions

Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. We expect to have little, if any, cash flows from operations until we have made substantial investments. Should cash flows from operations not cover distributions during the early stages of real estate investment or during the operational stages we may look to third party borrowings to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash.

Note 4 - Joint Venture Distributions

Cottonwood Joint Ventures

Where there is a third-party developer, cash from each Cottonwood Joint Venture is expected to be distributed first to us and CROP to provide a preferred return of 9% on invested capital in the respective joint venture. Cash is then expected to be distributed 100% to us and CROP until capital accounts are reduced to zero, then 50% to us and CROP (in proportion to the respective interests in the joint venture) and 50% to CROP until CROP has received an amount equal to 20% of all distributions, excluding those used for capital reductions. Profits after the above distributions is expected to be allocated 80% to us and CROP (in proportion to the respective interests in the joint venture) and 20% to CROP.

Taking into consideration the distributions from each Cottonwood Joint Venture where there is a third-party developer, CROP is expected to effectively receive a promotional interest equal to 20% of the profits of each Cottonwood Joint Venture which is subordinate to our receipt of a 9% preferred return. The Cottonwood Joint Venture will make allocations of income and loss so that the allocations are made in a similar manner to the distributions. Losses will be allocated to the Cottonwood Joint Venture partners and will not be passed through to our shareholders.

Where there is an Affiliated Developer, cash from each Cottonwood Joint Venture is expected to be distributed first to us and CROP to provide a preferred return of 8% on invested capital in the respective joint venture. Cash is then expected to be distributed 100% to us and CROP until capital accounts are reduced to zero. Then 25% of the excess profits will be distributed to the Affiliated Developer until we and CROP receive a 12% return on investment (in proportion to the respective interests in the joint venture), then 35% of the excess profits to the Affiliated Developer until we and CROP receive a 16% return on investment (in proportion to their respective interests in the joint venture), and then 50% of the excess profits to the Affiliated Developer.

Development Joint Ventures

In exchange for managing the construction or development project, the developer is expected to receive a developer fee and promote. The amount of the developer fee and promote is expected to be determined on a project-by-project basis prior to entering into a joint venture agreement with the developer.

In general, it is expected that each Cottonwood Joint Venture will have the option to buy out the developer’s portion of the project at fair value within a specified period of time after stabilization.

The buy-out option will be determined on a project-by-project basis prior to entering into a joint venture agreement with the developer.

F-8

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 5 - Related Party Transactions

Our sponsor or its affiliates receive compensation for services related to our offering and for the acquisition, management and disposition of our assets, subject to review and approval of the board of directors. The following related-party transactions are anticipated to occur between us and our sponsor or its affiliates. As of December 31, 2017, the Company had not begun operations and had not executed any related party contracts. The accounts payable and accrued liabilities of $1,042 at December 31, 2017 are entity maintenance fees paid by CROP that will be reimbursed by us.

Property Management Fee

After stabilization of a project, our sponsor may provide property management services and receive a fee up to 3.5% of the annual gross revenues of each property managed for these services.

Lease-up Fee

During the development of a project, our sponsor may receive for its services in leasing-up a property a lease-up fee in an amount equal to 3.5% of projected stabilized revenues until such time as the project reaches stabilization, commencing two months before the opening of a temporary leasing office on the site.

Development Fee

Our sponsor, or an affiliate, may receive a fee for services provided in developing a property in an amount not to exceed 5% of the project budget of the multifamily construction and development project.

General Contractor Fee

Our sponsor, or an affiliate, may receive a fee for general contracting services provided in an amount not to exceed 5% of the project budget of the multifamily construction and development project.

Construction Management Fee

Following the stabilization of a project, our sponsor may receive for its services in supervising any renovation or construction project in excess of $5,000 a construction management fee equal to 5% of the cost of the amount that is expended. Our sponsor may not receive a construction management fee if an affiliate of our sponsor has been hired as the general contractor with respect to any renovation or construction project. No construction management fee will be paid in connection with the development of a project.

Asset Management Fee

Our sponsor will receive an annual asset management fee of 0.75% of project costs during development and 0.75% of gross assets thereafter, defined initially as the gross book value of our assets and subsequently as the gross asset value once net asset value is established. This fee will be paid by us and not the Cottonwood Joint Ventures. As a result, it will be paid from our share of income generated by the Cottonwood Joint Ventures.

Distributions and Promotional Interests from Cottonwood Joint Ventures

CROP will be a member of the Cottonwood Joint Ventures and will receive distributions and allocations of profits in an amount that exceeds its proportional share of capital contributions to the Cottonwood Joint Ventures. As outlined above, CROP may receive a promotional interest equal to 20% of the profits of each Cottonwood Joint Venture in exchange for identifying investment opportunities for us.

Distributions and Promotional Interests from Development Joint Ventures

If an Affiliated Developer serves as co-general partner or general partner of a development joint venture, it is expected to be able to receive all or a portion of a promoted interest of approximately (i) 25% of the excess profits of the development joint venture after the Cottonwood Joint Venture receives an 8% return on investment, (ii) 35% of the excess profits of the development joint venture after the Cottonwood Joint Venture receives a 12% return on investment and (iii) 50% of the excess profits of the development joint venture after the Cottonwood Joint Venture receives a 16% return on investment.

F-9

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Property Management Corporate Service Fee

Our sponsor will allocate a flat fee each month to each of the Cottonwood Joint Ventures which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary each month and be dependent on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged.

Insurance Fee

Our sponsor, through its wholly-owned insurance company, may provide insurance for the multifamily constructions and development projects. In such circumstances, it will receive a risk management fee equal to 10% of the insurance premium and be entitled to retain in excess of the funded aggregate deductible not used to pay claims. A licensed insurance broker affiliated with our sponsor is expected to receive 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily construction and development projects.

Loan Coordination Fee

Our sponsor may receive for its services in making or acquiring and disposing a development-related mezzanine loan or arranging for and disposing a preferred equity investment a loan coordination fee in an amount equal to (i) upon origination of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity, and (ii) upon disposition of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity.

Fees from Other Services

We may retain third parties, including certain affiliates of our sponsor, for necessary services relating to investments or operations, including construction services, resident indemnification, utility management, internet and television services, and vendor verification and other similar operational matters. Any fees paid to affiliates of our sponsor for any such services will not reduce the management fee. Any such arrangements will be at market terms and rates.

Note 6 - Commitments and Contingencies

Economic Dependency

Under various agreements, we have engaged or will engage our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.

Liquidity Strategy

Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than June 30, 2025, which may be extended for two one-year periods in the sole discretion of the board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved an orderly sale of our assets will begin within a one-year period from the decision not to extend. If all extensions are approved the final termination date would be December 31, 2029. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.

In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of the Company’s common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.

F-10

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Right of First Refusal

If our we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.

Note 7 - Subsequent Events

Subsequent to December 31, 2017 the Company $924,950 of shares of common stock and had 93,495 shares of common stock outstanding as of April 25, 2018.

We evaluate subsequent events up until the date the consolidated financial statements are issued. We determined that no events have occurred subsequent to December 31, 2017 that would require disclosure or recognition in the consolidated financial statements.

F-11

Item 8.      Exhibits

EXHIBIT 1.1*	MANAGING BROKER-DEALER AGREEMENT

EXHIBIT 1.2*	FORM OF SOLICITING DEALER AGREEMENT

EXHIBIT 2.1*	ARTICLES OF AMENDMENT AND RESTATEMENT

EXHIBIT 2.2*	BYLAWS

EXHIBIT 4.1*	FORM OF SUBSCRIPTION AGREEMENT AND ISRAELI INVESTOR QUESTIONNAIRE

EXHIBIT 6.1*	LIMITED PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP

EXHIBIT 6.2*	LIMITED LIABILITY COMPANY AGREEMENT OF GENERAL PARTNER OF OPERATING PARTNERSHIP

EXHIBIT 6.3*	ASSET MANAGEMENT AGREEMENT

EXHIBIT 6.4*	FORM OF PROPERTY MANAGEMENT AGREEMENT

EXHIBIT 6.5*	THREE-PARTY AGREEMENT

EXHIBIT 15.1*	PRIOR PERFORMANCE TABLES

* Filed previously

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on April 27, 2018.

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC.

By:	/s/ Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

We, the undersigned officers and directors of Cottonwood Multifamily Opportunity Fund, Inc., hereby severally constitute Daniel Shaeffer our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the Annual Report filed herewith and any and all amendments to said Annual Report and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Multifamily Opportunity Fund, Inc. to comply with the provisions of the Securities Act of 1933, Regulation A promulgated thereunder and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorney to said Annual Report and any and all amendments thereto.

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel Shaeffer	Chief Executive Officer and Director	April 27, 2018
Daniel Shaeffer

/s/ Chad Christensen	President, Chairman of the Board and Director	April 27, 2018
Chad Christensen

/s/ Gregg Christensen	Executive Vice President, Secretary, General Counsel and Director	April 27, 2018
Gregg Christensen

/s/ Susan Hallenberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 27, 2018
Susan Hallenberg